                                                                    EXHIBIT 11.2

                               VARITY CORPORATION

                 FULLY DILUTED EARNINGS PER SHARE COMPUTATIONS
                 (Dollars in millions except per share amounts)

                                                                    Years ended January 31,
                                                                 -----------------------------
                                                                   1994       1993       1992
                                                                 --------   --------   ---------
Income (loss) before extraordinary loss and cumulative effect
 of changes in accounting principles..........................   $   76.3   $   33.4   $  (178.0)

Dividend entitlements related to preferred stock,
 the conversion of which is anti-dilutive (1).................       (2.5)     (18.5)      (18.5)
                                                                 --------   --------   ---------

Income (loss) attributable to common stockholders before
 extraordinary loss and cumulative effect of changes
 in accounting principles (A).................................       73.8       14.9      (196.5)

Extraordinary loss (B)........................................       (1.7)      (6.4)          -

Cumulative effect of changes in accounting principles (C).....     (146.1)         -           -
                                                                 --------   --------   ---------

Net income (loss) attributable to common stockholders (D).....   $  (74.0)  $    8.5   $  (196.5)
                                                                 ========   ========   =========

Weighted average shares of common stock outstanding
 during the period (in thousands) (1).........................     42,107     25,983      24,955

Common stock equivalents:
  Common stock options........................................        625        428           -
  Long-term incentive plans...................................         21         25           -
                                                                 --------   --------   ---------

Fully diluted weighted average shares of common stock
 outstanding during the period (E)............................     42,753     26,436      24,955
                                                                 ========   ========   =========

Fully diluted income (loss) per share of common stock
 before extraordinary loss and cumulative effect
 of changes in accounting principles (A/E)....................   $   1.73   $    .56   $   (7.87)*

Extraordinary loss per share of common stock (B/E)............   $   (.05)* $   (.24)* $       -

Cumulative effect of changes in accounting principles
 per share of common stock (C/E)..............................   $  (3.98)* $      -   $       -

Fully diluted income (loss) per share of common stock (D/E)...   $  (2.23)* $    .32   $   (7.87)*

* Anti-dilutive

(1) The calculation for the year ended January 31, 1994 assumes the actual conversion of Class I Preferred Stock into common stock occurred as of the first day of the period. See Note 4 to Consolidated Financial Statements.